Exhibit 10.8

Named Executive Officer Salary and Bonus Arrangements for 2007

             Base Salaries

             The base salaries for 2007 for the following executive officers of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank (the "Bank") are as follows:

Name and Title	Base Salary

William V. Turner	$216,667(1)
Chairman of the Board of
the Company and the Bank

Joseph W. Turner	$228,800
President and Chief
Executive Officer of the
Company and the Bank

Rex A. Copeland	$173,040
Treasurer of the Company
and Senior Vice President and
Chief Financial Officer of the Bank

Steven G. Mitchem	$174,688
Senior Vice President and Chief
Lending Officer of the Bank

Douglas W. Marrs	$103,175
Vice President -- Operations of the Bank

______________
(1) During 2007, William V. Turner will receive payments of salary previously deferred totaling approximately $16,667.

             Description of Bonus Arrangements

             For 2007, William V. Turner waived his right (as he did in 2006) to receive the annual cash bonus provided for in his employment agreement (one-half of one percent of the Company's pre-tax net income). For 2007 (as it was in 2006), the annual cash bonus payable to Joseph W. Turner under his employment agreement will be three-fourths of one percent of the Company's pre-tax net income. For 2007, as for 2006, each of Messrs. Copeland, Mitchem and Marrs, along with the other executive officers of the Company and the Bank, will be eligible for a cash bonus of up to 15% of base annual salary, with one half of this possible bonus payable if the Company achieves targeted growth in earnings per share for 2007 and one-half of the possible bonus awarded based on individual performance in 2007.